Exhibit 99.1

1 §:)airbnb

Q1 2026 Key Financial Measures Revenue $2.7B 18% Y/Y 15% Y/Y (ex-FX) Net Income $160M 6% Net income margin Adjusted EBITDA* $519M 19% Adjusted EBITDA Margin Free Cash Flow $1.7B (“FCF”)* 64% FCF Margin Trailing Twelve Month $4.5B (“TTM”) FCF* 36% TTM FCF Margin Key Business Metrics Gross Booking Value $29.2B (“GBV”) 19% Y/Y 13% Y/Y (ex-FX) Nights and Seats Booked 156.2M 9% Y/Y *A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Q1 2026 Shareholder Letter Airbnb had a strong start to 2026. Last quarter, we talked about the deliberate path we’ve been on to rebuild our foundation and innovate faster. In Q1, that work continued to pay off. Revenue grew 18% year-over-year to $2.7 billion, exceeding the high end of our guidance. Guests spent nearly $30 billion on Airbnb in Q1. Gross Booking Value grew 19% year-over-year, driven by strong demand and continued pricing strength, aided by an FX tailwind. Nights and Seats Booked grew 9%, reflecting healthy underlying demand. Finally, our net income was $160 million and Adjusted EBITDA was $519 million, up 24% year-over-year. We’re seeing momentum across the business. Nights booked on our app accelerated during Q1, growing 22% year-over-year and accounted for 63% of total nights booked, up from 58% a year ago. First-time booker growth also accelerated to 10%—the highest growth since early 2022—with particularly strong acceleration in Brazil, Japan, and India, three of our key expansion markets. And origin net nights booked in our expansion markets grew at roughly twice the rate of our core markets. In India, origin nights booked grew approximately 50% year-over-year and in Brazil, origin nights grew over 20% for the third consecutive quarter. The innovation blueprint we highlighted last quarter is continuing to help deliver results across product improvements, guest acquisition, and international expansion. At the same time, we’re navigating a period of macroeconomic and geopolitical uncertainty. We saw that show up in slightly elevated cancellations this quarter in EMEA and Asia Pacific, primarily driven by the conflict in the Middle East. But this is exactly where our model demonstrates its resilience. When travel patterns shift, Airbnb adapts with them. When tariff uncertainty resulted in fewer people traveling to the U.S. last year, they still came to Airbnb and found somewhere else to go. We’re seeing a similar dynamic now. We have millions of homes, everywhere in the world, at every price point, and that’s something most travel companies can’t replicate. It’s a core reason we’re able to deliver consistent results, even in challenging environments. Here are some additional highlights from the quarter: Making Airbnb better for hosts and guests We’re giving guests more flexibility in how they pay with Reserve Now, Pay Later. And in Q1, roughly 20% of global GBV came from Reserve Now, Pay Later bookings. It’s one of the clearest examples of a change that is good for guests and good for the business: guests tend to book more when they have the flexibility to pay later. On the supply side, we’re addressing things hosts ask about most, including better pricing tools and a simpler way to get started on our platform. We’re improving our pricing tools to make it easier for hosts to dynamically price based on demand and seasonality, and we redesigned the host sign-up flow to make it easier to list your home. Expanding what Airbnb offers In Q1, we continued piloting new categories of services and experiences in select cities, and we plan to expand both offerings this summer. Early results show they’re proving to be a demand flywheel. Nearly a quarter of guests who are new to Airbnb and book an experience go on to book a stay or a service—and roughly one in three experience bookers book a stay within 90 days. Services and experiences are more than just standalone products. They're entry points that we believe will drive future demand across the platform. We're also expanding our partnership with Delta Air Lines to allow travelers to earn Delta miles on qualifying Airbnb Experiences and Services, in addition to homes.

And we're scaling our boutique and independent hotel pilot to more markets around the world. Early results are encouraging, particularly in cities where supply is constrained by high demand or regulation. Bringing more hotels onto the platform helps us capture trips where a hotel may be the right choice, introduce new guests to Airbnb, and drive repeat bookings across both hotels and homes. In fact, approximately 55% of guests who book a hotel on Airbnb come back to book a home.[1]

At our May 20 Summer Release, you'll hear more on how we're expanding services, experiences, and hotels on Airbnb.

Major events as a growth engine

Our events partnership strategy is driving supply, demand, and brand awareness. Beyond the numbers, big events strengthen our relationships with cities and governments that need flexible, distributed ways to host millions of visitors. They help us bring on thousands of new hosts at scale, and many who start hosting for an event continue hosting long after the crowds leave. And big events give Airbnb a global stage to demonstrate what we do best: bring people together, anywhere in the world.

The Olympic and Paralympic Winter Games Milano Cortina 2026 ("the Olympic Games") showed this playbook in action. As an official Olympics and Paralympics partner, nearly 200,000 guests stayed with Airbnb, and supply in host markets grew approximately 30%. Our integrated global and local marketing campaigns generated around 1 billion impressions. And more than 40 engagements with government and community leaders during the Games strengthened our relationships across Italy.

This summer's FIFA World Cup 2026™ ("World Cup") is the next chapter of our events strategy, and we expect to host more guests than at any event in Airbnb's history. Since beginning our outreach in October, over 100,000 homes across the 16 World Cup host cities have listed on Airbnb for the first time, ready to welcome guests from across the globe.

Leveraging AI to drive innovation and operational efficiency

AI is changing how we build and innovate. Nearly 60% of the code our engineers produce is now coauthored with AI—roughly twice the industry average, by our estimate. This isn't just an efficiency story. It means our teams are shipping faster, iterating more quickly, and delivering more improvements to guests and hosts than we could before. We're converting AI adoption into real product wins, and we're just getting started.

The clearest example is customer support. For guests who contact support through our AI Assistant, over 40% of issues are now resolved without a human agent—up from roughly a third in Q4 2025—with significantly faster resolution times. We saw our cost-per-booking decrease about 10% year-over-year in Q1—a meaningful trajectory we expect to continue as we further improve AI customer support this year.

[1] Based on guests who booked a hotel on Airbnb in 2024 and came back to book a home on Airbnb within the following 365 days.

Outlook We started the year off strong, with outperformance across key metrics relative to our expectations. For the remainder of 2026, we’re focused on building upon this momentum and are excited by the pace of innovation and inflection we are seeing across our top line. Our 2026 outlook is underpinned by continued momentum in our core business—particularly strong nights booked growth in North America and Latin America, our fastest-growing region—and sustained ADR growth. The upward revision to our revenue outlook reflects meaningful progress across our growth initiatives and improvements to monetization through a simplified fee structure and our insurance programs, which are expected to lift our full-year take rate. We remain optimistic about our continued momentum, even as we face tougher comparisons in the back half of this year against the rollout of Reserve Now, Pay Later in 2025 and current headwinds from the Middle East conflict. Q2 2026 ¦ We expect to generate revenue of $3.54 billion to $3.60 billion, representing year-over-year growth of 14% to 16%, inclusive of an approximate 3% FX tailwind after factoring in our hedging program. We expect our implied take rate in Q2 2026 to be up slightly year-over-year. ¦ In Q2 2026, we expect GBV to increase in the low double digits year-over-year, driven by growth in Nights and Seats Booked and a moderate increase in ADR. We expect the FX tailwind to ADR to be significantly lower in Q2 2026 than in Q1. ¦ In Q2 2026, we expect Nights and Seats booked growth to slightly decelerate, relative to Q1 2026, assuming an estimated roughly 100bps headwind related to the conflict in the Middle East. ¦ We expect Adjusted EBITDA and Adjusted EBITDA Margin to be up year-over-year in Q2 2026. Full-Year 2026 ¦ For 2026, we are raising our guidance and now expect year-over-year revenue growth to accelerate to low to mid teens. ¦ For 2026, we now expect our Adjusted EBITDA Margin to be at least 35%. We will continue to prioritize reinvestment to support growth across the business, specifically on efficient marketing spend, international expansion, and AI initiatives.

A CLOSER LOOK

Taking partnerships to new heights

Booking on Airbnb is now more rewarding than ever. With the expansion of our Delta partnership, guests can earn Delta miles for every dollar spent on homes, as well as qualifying experiences and services—giving travelers even more to look forward to.


9:41
Earn Delta miles with Airbnb
Earn 1 mile per $1 on stays and 3 miles per $1 on select experiences and services when you book.*
1 / 24
Price details
2 nights × $241.00
$482.00
You'll earn approximately 482 Delta miles for this stay.
Dates
Jun 19 – 21
Free cancellation before Jun 11
Change
Reserve

Business and Financial Performance Q1 2026 156.2M $29.2B Nights & Seats Booked Gross Booking Value 9% Y/Y 19% Y/Y 13% Y/Y (ex-FX) In Q1 2026, Nights and Seats Booked grew over 9% year-over-year, despite increased cancellations from the Middle East conflict. Absent the impact of the conflict, we estimate growth of Nights and Seats Booked would have been approximately 10% year-over-year, an acceleration compared to Q1 2025. In Q1 2026, we observed relatively consistent year-over-year trends in terms of market type and travel corridor, and saw a lengthening of lead times across all regions, driven in part by the continued expansion of our Reserve Now, Pay Later payment offering. Growth continued to be driven in part by our app strategy, with nights booked on our app in Q1 2026 increasing 22% year-over-year and accounting for 63% of total nights booked—up from 58% in the prior-year period. In addition, we saw year-over-year growth of first-time bookers accelerate to 10% in Q1 2026–the highest since early 2022–with particularly strong growth in Brazil, Japan, and India. In Q1 2026, GBV was $29.2 billion, representing a year-over-year increase of 19% (or 13% ex-FX). The year-over-year growth in GBV was driven by strong growth of Nights and Seats Booked, as well as an increase in ADR. ADR was $187 in Q1 2026, increasing 9% compared to Q1 2025, benefiting from FX tailwinds as well as continued strong ADR growth in North America. Excluding the impact of FX, ADR in Q1 2026 increased 4% year-over-year and was up across all regions, largely due to price appreciation. Geographic Performance We are focused on expanding Airbnb to more parts of the world. While timing and investment vary by market, our strategy is to build Airbnb’s local market relevance by improving product-market fit, building brand awareness and consideration, and driving traffic. For example, in Q1 alone we launched 16 local, digital-first marketing and communications programs targeted at growth audiences in our priority countries. Over the last twelve months, the average growth rate of net nights booked on an origin basis in our expansion markets was roughly twice that of our core markets. ¦ North America: In North America, we saw high-single digit growth of Nights and Seats Booked during Q1 2026 compared to Q1 2025—representing a modest acceleration compared to Q4 2025—driven by continued strong demand for domestic travel and trips with longer lead times. ADR in North America increased 7% in Q1 2026 compared to Q1 2025, driven by both mix shift and price appreciation. Growth in short-term stays and entire homes, particularly listings with 4 or more bedrooms, continued to outpace long-term stays (trips of 28 days or more) and private rooms, helping to drive the mix shift.

¦ EMEA: In EMEA, we saw mid-single digit growth in Nights and Seats Booked during Q1 2026 compared to Q1 2025. During Q1 2026, we were proud to have nearly 200,000 guests stay on Airbnb and supply growth of almost 30% in the Milan region for the Olympic Games. Following a strong start to the quarter, we observed an increase in cancellations across EMEA as a result of the conflict in the Middle East, which slightly weighed on nights growth during Q1 2026. ADR in EMEA increased 15% in Q1 2026 compared to Q1 2025, primarily driven by FX. On an ex-FX basis, ADR increased 4% compared to Q1 2025. ¦ Latin America: In Latin America, we saw high-teens growth in Nights and Seats Booked during Q1 2026 compared to Q1 2025. ADR in Latin America increased 10% in Q1 2026 compared to Q1 2025, primarily driven by FX. On an ex-FX basis, ADR increased 3% compared to Q1 2025. Brazil continued to drive meaningful growth, with origin nights booked increasing over 20% for the third consecutive quarter and the number of first-time bookers increasing 22% in Q1 2026 compared to Q1 2025. Additionally, we saw continued double-digit nights growth in Mexico, demonstrating the success of our global expansion strategy within Latin America. ¦ Asia Pacific: In Asia Pacific, we saw high-teens growth in Nights and Seats Booked during Q1 2026 compared to Q1 2025. ADR in Asia Pacific increased 6% in Q1 2026 compared to Q1 2025, primarily driven by FX. On an ex-FX basis, ADR increased 2% compared to Q1 2025. Our hyper-local approach to Asia Pacific continues to yield positive results. In addition to accelerating demand for domestic travel within Japan, Q1 2026 nights booked on an origin basis in India grew approximately 50% year-over-year for the second consecutive quarter and growth of first-time bookers accelerated to over 75% year-over-year. Supply During Q1 2026, active listings grew relatively in-line with the year-over-year increase of Nights and Seats Booked. Additionally, we continued to see growth in both high-density urban and non-urban destinations, with the most growth in those regions with the highest demand—Latin America and Asia Pacific. Our supply strategy is deliberate and precise; we are seeking the right homes, in the right place, at the right time. While we continue to focus on quality listings, we are concentrating our acquisition efforts on the markets and geographies where underlying demand exists, while actively encouraging existing hosts to open up more of their calendar availability where possible. We continue to improve the tools and services available to target and support both prospective and existing hosts on our platform.

Q1 2026

$2.7B	**$160M**	**$519M**
Revenue 18% Y/Y 15% Y/Y (ex-FX)	**Net Income** 6% Margin	**Adjusted EBITDA** 19% Margin
$1.7B	**$1.7B**	**$4.5B**
Net Cash Provided by Operating Activities	**Free Cash Flow** 64% Margin	**TTM Free Cash Flow** 36% Margin

Revenue of $2.7 billion in Q1 2026 represented a year-over-year increase of 18%, and was primarily driven by strong growth in nights stayed and a meaningful increase in ADR, aided by an FX tailwind.

Net income of $160 million in Q1 2026 increased slightly compared to Q1 2025, driven primarily by higher revenue, a one-time gain of approximately $70 million related to the sale of a privately-held equity investment, and continued operating expense efficiencies, including customer support. This was offset by continued investment in sales and marketing, as well as a one-time adjustment of approximately $70 million to certain deferred tax assets as a result of changes to the U.S. Corporate Alternative Minimum Tax effective in Q1. Net income margin was 6% in Q1 2026 compared to 7% in Q1 2025.

Adjusted EBITDA in Q1 2026 of $519 million increased 24% compared to $417 million in Q1 2025. Adjusted EBITDA Margin in Q1 2026 was 19%, compared to 18% in Q1 2025.[2]

For the full-year 2026, we expect our effective tax rate to be in the high teens.

Monetization and Take Rate

During Q1 2026, the implied take rate (defined as revenue divided by GBV) of 9.2% was relatively in-line with 9.3% in Q1 2025. Factors impacting the Q1 2026 take rate included FX and the timing of when guests booked their travel and when guests stayed—a dynamic that reflects the growth of Reserve Now, Pay Later, which has driven guests to book further in advance.

Since the introduction of paid guest travel insurance in 2022, we continue to see increased adoption of the offering. During Q1 2026, revenue from guest travel insurance, which is available in 12 of our largest countries, increased 45% year-over-year. We are excited by the performance of this offering over the past few years and have begun piloting additional forms of insurance products to support both guests and hosts.

[2] A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Beginning in Q4 2025, we started taking steps to simplify our fee structure, which we believe will help our hosts price more competitively and create greater guest transparency. We began migrating property management software hosts from a split fee structure (where hosts paid a 3% fee and guests paid a separate service fee) to a single service fee of 15.5% for most hosts. Hosts are able to adjust their prices to maintain the same net earnings and guests will continue to see the full price upfront. We have begun testing to expand this single service fee structure in certain other countries.

Quarterly Revenue ($M)



$3,000M
$2,250M
$1,500M
$750M
$0M
18%
$2,142
6%
$2,272
18%
$2,678
Q1 2024
Q1 2025
Q1 2026
Y/Y Change

Quarterly Net Income ($M)



$400M
$300M
$200M
$100M
$0M
12%
$264
7%
$154
6%
$160
Q1 2024
Q1 2025
Q1 2026
Net income % of revenue

Quarterly Adjusted EBITDA ($M)*



$600M
$450M
$300M
$150M
$0M
20%
$424
18%
$417
19%
$519
Q1 2024
Q1 2025
Q1 2026
Adjusted EBITDA % of revenue

*A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Quarterly Net Cash Provided by Operating Activities ($M) $3,000M • Net cash provided by operating activities %of revenue $2,250M 90% 79% 64% $1,500M $750M $OM Q1 2024 Q1 2025 Q1 2026 Quarterly Free Cash Flow ($M)* $3,000M • Free Cash Flow %of revenue $2 ,250M 89% 78% 64% $1 ,500M $750M $OM Q1 2024 Q1 2025 Q1 2026 TTM Free Cash Flow ($M)* 39% 36% $5,000M 41% • TTM Free Cash Flow % of TTM revenue $3,750M $2,500M $1 ,250M $OM Q1 2024 Q1 2025 Q1 2026

Shares (M) We repurchased $1.1 billion of Class A common stock during Q1 2026 to help manage the impact of share dilution. As a result, we continue to see a reduction in our total common shares outstanding. BOOM 677 • Fully Diluted 660 641 Share Count 41 600M Stock Based Awards & Warrants Outstanding 400M • Common Shares 200M Outstanding OM Mar 2024 Mar 2025 Mar2026

Balance Sheet and Cash Flows As of March 31, 2026, we had $12.1 billion of cash and cash equivalents, short-term investments, and restricted cash, as well as $10.6 billion of funds held on behalf of guests. Additionally, we held $2.7 billion of unearned fees as of March 31, 2026, stable compared to March 31, 2025. Absent the impact of Reserve Now, Pay Later bookings, which defer guest payments from the time of booking closer to the date of stay, we expect that unearned fees and FCF would have grown year-over-year. For the three months ended March 31, 2026, net cash provided by operating activities and FCF were both $1.7 billion, highlighting the strength of our cash-generative business model.3 Our FCF declined slightly year-over-year primarily due to the working capital impact from the continued expansion of Reserve Now, Pay Later. Specifically, Reserve Now, Pay Later shifts the timing of guest payments closer to the date of stay, resulting in lower unearned fees in Q1 and Q2 and higher unearned fees in Q3. In Q1 2026, we received inaugural investment grade ratings of A- from S&P Global Ratings and Baa1 from Moody’s, and subsequently completed a $2.5 billion senior unsecured debt offering. We used a portion of the net proceeds from this offering to fully repay the $2.0 billion outstanding aggregate principal of our convertible senior notes that matured in March 2026. The remaining net proceeds were retained for general corporate purposes. Capital Allocation During Q1 2026, we repurchased $1.1 billion of our Class A common stock. As of March 31, 2026, we had the authorization to purchase up to $4.5 billion of our Class A common stock. The repurchase program continues to be executed as part of our broader capital allocation strategy which prioritizes investments in organic growth, strategic acquisitions or partnerships, and return of capital to shareholders, in that order. Our strong balance sheet and significant cash flow generation provides us the opportunity to pursue all three capital allocation priorities. In addition to our share repurchase program, we use corporate cash to make required tax payments associated with the vesting of employee RSUs, and withhold a corresponding number of shares from employees. Since the inception of our share repurchases in Q3 2022, our fully diluted share count has decreased approximately 9%, driven by our share repurchases and cash used for employee tax obligations totaling $14.8 billion.

Earnings Webcast Airbnb will host an audio webcast to discuss its first quarter results at 2:00 p.m. PT / 5:00 p.m. ET on May 7, 2026. The link to the webcast will be made available on the Investor Relations website at https://investors.airbnb.com. Interested parties can register for the call in advance by visiting https://registrations.events/direct/ Q4I663652. After registering, instructions will be shared on how to join the call. Investor Relations Contact: ir@airbnb.com Press Contact: contact.press@airbnb.com

About Airbnb Airbnb was born in 2007 when two hosts welcomed three guests to their San Francisco home, and has since grown to over 5.5 million hosts who have welcomed over 2.5 billion guest arrivals in almost every country across the globe. Every day, hosts offer unique stays, experiences, and services that make it possible for guests to connect with communities in a more authentic way. Forward-Looking Statements This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Airbnb, Inc. and its consolidated subsidiaries (the “Company”), including its financial outlook for the second quarter and full year of 2026; the other expectations described under “Outlook” above; the Company’s expectations regarding travel trends and the travel industry generally; our expectations regarding the resilience of our model and our ability to adapt to geopolitical conflicts or other changes in the travel industry or economic environment; the Company’s strategic priorities and investments, including those in certain markets and those related to Airbnb Experiences and Airbnb Services; the Company’s expectations with respect to the demand for bookings, expectations with respect to increases in and the quality of active listings, and expectations with respect to demand on the platform in connection with major events; the Company’s expectation of attracting and retaining more hosts, including in expansion markets; the growth of active listings, including in expansion markets; the Company’s expectations regarding international expansion; the Company’s expectations regarding its investments in sales and marketing; the Company’s expectations regarding improvements to attract hosts and guests, including AI customer support and Reserve Now, Pay Later; the Company’s expectations regarding guest service fees; the Company’s plans with respect to guest travel insurance; the Company’s expectations regarding its financial performance, including its revenue, implied take rate, Adjusted EBITDA, and Adjusted EBITDA Margin; the Company’s expectations regarding future operating performance, including Nights and Seats Booked and GBV; the Company’s expectations regarding ADR; the Company’s expectation regarding its long-term effective tax rate; the Company’s expectations with respect to stock-based compensation expense; the Company’s share repurchase program; the Company’s expectations for product and services growth and enhancements, including the ongoing impact and results from platform enhancements or new features and the Company’s expectations regarding the success of its offerings beyond accommodations; the Company’s expectations regarding its investments in AI; and the Company’s business strategy, plans, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “outlook,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the travel industry, travel trends, and the global economy generally; the Company’s ability to retain existing hosts and guests and add new hosts and guests; any decline or disruption in the travel and hospitality industries or economic downturn; the Company’s ability to compete successfully; changes to the laws and regulations that may limit the Company’s hosts’ ability and willingness to provide their listings, and/or result in significant fines, liabilities, and penalties to the Company; the effect of extensive regulation and oversight, litigation, and other proceedings related to the Company’s business in a variety of areas; the Company’s ability to maintain its brand and reputation, and effectively drive traffic to its platform; the effectiveness of the Company’s strategy and business initiatives; the Company’s operations in international markets; the Company’s level of indebtedness; the Company’s final accounting closing procedures, final adjustments, and other developments that may arise in the course of audit and review procedures; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 and any subsequent filings, which are or will be on file with the SEC and available on the investor relations page of the Company’s website. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. The information that can be accessed through hyperlinks or website addresses included herein is deemed not to be incorporated in or part of this letter. Non-GAAP Financial Measures In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use various non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, trailing twelve months (“TTM”) Free Cash Flow, TTM Free Cash Flow Margin, and revenue change excluding the effect of changes in foreign exchange rates (“ex-FX”). Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) other income (expense), net; (iii) interest income; (iv) depreciation and amortization; (v) stock-based compensation expense; (vi) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vii) settlements and reserves for lodging, withholding, transactional and other non-income taxes where significant uncertainty exists as to how these taxes apply to users of our platform and Airbnb; and (viii) stock-settlement obligations, which represent employer and related taxes associated with our Initial Public Offering (“IPO”). The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Reconciliations of expected Adjusted EBITDA and Adjusted EBITDA Margins to corresponding net income (loss) and net income (loss) margins have not been provided because of the unpredictability of certain of the items excluded from Adjusted EBITDA and because we cannot determine their probable significance. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this letter because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following: ¦ Adjusted EBITDA excludes provision for income taxes; ¦ Adjusted EBITDA does not reflect interest income and other income (expense), net, which include unrealized and realized gains and losses on foreign currency exchange, investments, and financial instruments; ¦ Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash requirements for such replacements or for new capital expenditure requirements; ¦ Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy; ¦ Adjusted EBITDA excludes acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements. The contingent consideration, which was in the form of equity, was valued as of the acquisition date and is marked-to-market at each reporting period based on factors including our stock price; ¦ Adjusted EBITDA does not reflect settlements and reserves for lodging, withholding, transactional and other non-income taxes where significant uncertainty exists as to how these taxes apply to users of our platform and Airbnb; and ¦ Adjusted EBITDA does not reflect stock-settlement obligations, which represent employer and related taxes related to our 2020 IPO.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results. Free Cash Flow represents net cash provided by operating activities less purchases of property and equipment. We believe Free Cash Flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business, growth through acquisitions, and strengthening our balance sheet. Our Free Cash Flow is impacted by the timing of GBV because we collect our service fees at the time of booking, which is generally before a stay or experience occurs. Funds held on behalf of our hosts and guests and amounts payable to our hosts and guests do not impact Free Cash Flow, except interest earned on these funds. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. We track our TTM Free Cash Flow to account for the timing difference in when we receive cash from service fees, which is at the time of booking. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure. TTM Free Cash Flow Margin is defined as TTM Free Cash Flow divided by TTM revenue. In addition to the actual amount or percentage change, we disclose the amount or percentage change in our current period results for revenue, GBV, and ADR from the corresponding prior period results by comparing results using constant currencies. We present constant currency amounts and change rate information to provide a framework for assessing how our revenue, GBV, and ADR performed excluding the effect of changes in foreign exchange rates. We use the amounts and percentage change in constant currency revenues, GBV, and ADR for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe the presentation of results on a constant currency basis in addition to the U.S. GAAP presentation helps improve the ability to understand our performance because it excludes the effects of foreign currency volatility that are not indicative of our core operating results. We calculate the percentage change in constant currency by determining the change in the current period over the prior comparable period where current period foreign currency amounts are translated using the exchange rates of the comparative period. Share Repurchases Share repurchases under our share repurchase program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions, or by any combination of such methods. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant facto

Quarterly Summary

	2024				2025				2026
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Nights and Seats Booked	132.6M	125.1M	122.8M	111.0M	143.1M	134.4M	133.6M	121.9M	156.2M
Y/Y	9%	9%	8%	12%	8%	7%	9%	10%	9%
Gross Booking Value	$22.9B	$21.2B	$20.1B	$17.6B	$24.5B	$23.5B	$22.9B	$20.4B	$29.2B
Y/Y	12%	11%	10%	13%	7%	11%	14%	16%	19%
Gross Booking Value per Night and Seats Booked (or ADR)	$172.88	$169.53	$163.64	$158.13	$171.34	$174.48	$171.29	$167.51	$186.82
Y/Y	3%	2%	1%	1%	(1)%	3%	5%	6%	9%

	2024				2025				2026
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Revenue	$2,142M	$2,748M	$3,732M	$2,480M	$2,272M	$3,096M	$4,095M	$2,778M	$2,678M
Y/Y	18%	11%	10%	12%	6%	13%	10%	12%	18%
FX Neutral Y/Y	18%	11%	10%	12%	8%	13%	10%	11%	15%
Net income	$264M	$555M	$1,368M	$461M	$154M	$642M	$1,374M	$341M	$160M
Adjusted EBITDA	$424M	$894M	$1,958M	$765M	$417M	$1,043M	$2,051M	$786M	$519M
Net cash provided by operating activities	$1,923M	$1,051M	$1,078M	$466M	$1,789M	$975M	$1,356M	$526M	$1,708M
Free Cash Flow	$1,909M	$1,043M	$1,074M	$458M	$1,781M	$962M	$1,349M	$521M	$1,704M
TTM Net cash provided by operating activities	$4,220M	$4,362M	$4,115M	$4,518M	$4,384M	$4,308M	$4,586M	$4,646M	$4,565M
TTM Free Cash Flow	$4,165M	$4,308M	$4,072M	$4,484M	$4,356M	$4,275M	$4,550M	$4,613M	$4,536M

	2024				2025				2026
	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31
Cash and other liquid assets (1)	$11,128M	$11,286M	$11,280M	$10,636M	$11,532M	$11,400M	$11,719M	$11,049M	$12,065M
Funds receivable and amounts held on behalf of customers	$8,737M	$10,342M	$6,573M	$5,931M	$9,175M	$11,067M	$7,209M	$6,959M	$10,550M
Unearned fees	$2,434M	$2,621M	$1,657M	$1,616M	$2,723M	$2,857M	$1,820M	$1,743M	$2,733M

[1] Includes cash and cash equivalents, restricted cash, and short-term investments.

Condensed Consolidated Statements of Operations Unaudited (in millions, except per share amounts) Three Months Ended March 31 2025 2026 Revenue $2,272 $2,678 Costs and expenses: Cost of revenue 506 581 Operations and support (1) 303 326 Product development (1) 568 638 Sales and marketing (1) 563 751 General and administrative (1) 294 296 Total costs and expenses 2,234 2,592 Income from operations 38 86 Interest income 173 155 Other income (expense), net (38) 40 Income before income taxes 173 281 Provision for income taxes 19 121 Net income $154 $160 Net income per share attributable to Class A and Class B common stockholders: Basic $0.25 $0.27 Diluted $0.24 $0.26 Weighted-average shares used in computing net income per share attributable to Class A and Class B common stockholders: Basic 621 598 Diluted 632 608 (1) Includes stock-based compensation expense as follows (in millions): Three Months Ended March 31 2025 2026 Operations and support $21 $25 Product development 230 263 Sales and marketing 44 55 General and administrative 63 67 Stock-based compensation expense $358 $410

Condensed Consolidated Balance Sheets Unaudited (in millions) As of December 31 As of March 31 2025 2026 Assets Current assets: Cash and cash equivalents $6,560 $7,037 Short-term investments 4,454 4,968 Funds receivable and amounts held on behalf of customers 6,959 10,550 Prepaids and other current assets 824 1,046 Total current assets 18,797 23,601 Deferred income tax assets 2,102 1,941 Goodwill and intangible assets, net 770 767 Other assets, noncurrent 539 519 Total assets $22,208 $26,828 Liabilities and Stockholders’ Equity Current liabilities: Accrued expenses, accounts payables, and other current liabilities $2,948 $3,081 Funds payable and amounts payable to customers 6,959 10,550 Current portion of long-term debt 1,999 -Unearned fees 1,743 2,733 Total current liabilities 13,649 16,364 Long-term debt, net—2,475 Other liabilities, noncurrent 360 353 Total liabilities 14,009 19,192 Stockholders’ equity: Common stock —Additional paid-in capital 13,763 14,041 Accumulated other comprehensive loss (62) (2) Accumulated deficit (5,502) (6,403) Total stockholders’ equity 8,199 7,636 Total liabilities and stockholders’ equity $22,208 $26,828

Condensed Consolidated Statements of Cash Flows Unaudited (in millions) Three Months Ended March 31 2025 2026 Cash flows from operating activities: Net income $154 $160 Adjustments to reconcile net income to cash provided by operating activities: Stock-based compensation expense 358 410 Deferred income taxes 1 147 Other, net 95 34 Changes in operating assets and liabilities: Prepaids and other assets (79) (210) Accrued expenses and other liabilities 155 179 Unearned fees 1,105 988 Net cash provided by operating activities 1,789 1,708 Cash flows from investing activities: Purchases of short-term investments (766) (1,375) Sales and maturities of short-term investments 623 849 Other investing activities, net (8) 65 Net cash used in investing activities (151) (461) Cash flows from financing activities: Change in funds payable and amounts payable to customers 3,074 3,707 Proceeds from issuance of long-term debt, net of issuance costs—2,483 Principal repayment of long-term debt—(2,000) Share repurchases (807) (1,088) Taxes paid related to tax on equity awards (152) (140) Proceeds from exercise of equity awards 30 8 Net cash provided by financing activities 2,145 2,970 Effect of exchange rate changes on cash, cash equivalents, 207 (118) and restricted cash Net increase in cash, cash equivalents, and restricted cash 3,990 4,099 Cash, cash equivalents, and restricted cash, beginning of period 12,760 13,486 Cash, cash equivalents, and restricted cash, end of period $16,750 $17,585

Key Business Metrics Three Months Ended March 31 2025 2026 Nights and Seats Booked 143.1M 156.2M Gross Booking Value $24.5B $29.2B We track certain key business metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions. Our key business metrics include GBV and Nights and Seats Booked. GBV represents the dollar value of bookings on our platform in a period and is inclusive of host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period. Nights and Seats Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for services and experiences, net of cancellations and alterations that occurred in that period. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way.

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of net income to Adjusted EBITDA.

Adjusted EBITDA Reconciliation

(in millions, except percentages)

	Three Months Ended								
	Mar 31 2024	Jun 30 2024	Sept 30 2024	Dec 31 2024	Mar 31 2025	Jun 30 2025	Sept 30 2025	Dec 31 2025	Mar 31 2026
Revenue	$2,142	$2,748	$3,732	$2,480	$2,272	$3,096	$4,095	$2,778	$2,678
Net income	$264	$555	$1,368	$461	$154	$642	$1,374	$341	$160
Adjusted to exclude the following:									
Provision for income taxes	29	126	367	161	19	137	418	52	121
Other (income) expense, net	10	42	(3)	(9)	38	23	13	38	(40)
Interest income	(202)	(226)	(207)	(183)	(173)	(190)	(180)	(162)	(155)
Depreciation and amortization	14	14	15	22	25	21	22	23	22
Stock-based compensation expense	295	382	362	368	358	424	399	411	410
Acquisition-related impacts	6	1	(2)	(12)	-	(2)	1	2	(2)
Lodging taxes, host withholding taxes, and transactional taxes, net	8	-	58	(43)	(4)	(7)	4	81	3
Stock-settlement obligations related to IPO	-	-	-	-	-	(5)	-	-	-
Adjusted EBITDA	$424	$894	$1,958	$765	$417	$1,043	$2,051	$786	$519
Net income margin	12%	20%	37%	19%	7%	21%	34%	12%	6%
Adjusted EBITDA Margin	20%	33%	52%	31%	18%	34%	50%	28%	19%

The following is a reconciliation of net cash provided by operating activities to Free Cash Flow.

Free Cash Flow Reconciliation

(in millions, except percentages)

	Three Months Ended								
	Mar 31 2024	Jun 30 2024	Sept 30 2024	Dec 31 2024	Mar 31 2025	Jun 30 2025	Sept 30 2025	Dec 31 2025	Mar 31 2026
Revenue	$2,142	$2,748	$3,732	$2,480	$2,272	$3,096	$4,095	$2,778	$2,678
TTM Revenue	$10,241	$10,505	$10,840	$11,102	$11,232	$11,580	$11,943	$12,241	$12,647
Net cash provided by operating activities	$1,923	$1,051	$1,078	$466	$1,789	$975	$1,356	$526	$1,708
Purchases of property and equipment	(14)	(8)	(4)	(8)	(8)	(13)	(7)	(5)	(4)
Free Cash Flow	$1,909	$1,043	$1,074	$458	$1,781	$962	$1,349	$521	$1,704
Net cash provided by operating activities margin	90%	38%	29%	19%	79%	31%	33%	19%	64%
Free Cash Flow Margin	89%	38%	29%	18%	78%	31%	33%	19%	64%
TTM Net cash provided by operating activities	$4,220	$4,362	$4,115	$4,518	$4,384	$4,308	$4,586	$4,646	$4,565
TTM Free Cash Flow	$4,165	$4,308	$4,072	$4,484	$4,356	$4,275	$4,550	$4,613	$4,536
TTM Net cash provided by operating activities margin	41%	42%	38%	41%	39%	37%	38%	38%	36%
TTM Free Cash Flow Margin	41%	41%	38%	40%	39%	37%	38%	38%	36%